AMENDED AND RESTATED ADMINISTRATION AGREEMENT

This Amended and Restated Administration Agreement is entered into as of November 30, 2005 by and among PFPC INC., a Massachusetts corporation (“PFPC”), THE TORRAY FUND, a Massachusetts business trust (the “Fund”) and TORRAY L.L.C. (successor in interest to The Torray Corporation), the registered investment advisor to the Fund (the “Advisor”).

BACKGROUND

A.	The Advisor and PFPC were parties to an Administration Agreement dated as of December 31, 2000, which is hereby terminated as of the date of this Agreement (the “Superseded Agreement”).

B.	The Advisor and PFPC (formerly known as First Data Investor Services Group, Inc.) were parties to an Accounting Services Agreement dated as of November 30, 1999, which is hereby terminated as of the date of this Agreement (the “Expired Agreement”).

C.	The Advisor and the Fund desire to continue to retain PFPC to provide administration and accounting services with respect to each investment portfolio listed in Exhibit A hereto, as the same may be amended from time to time by the parties hereto (collectively, the “Portfolios”), and PFPC desires to continue to provide such services.

TERMS

NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, it is agreed between the parties hereto as follows:

1.	Definitions. As used in this Agreement:

(a)	“1933 Act” means the Securities Act of 1933, as amended.

(b)	“1934 Act” means the Securities Exchange Act of 1934, as amended.

(c)	“Authorized Person” means any officer of the Fund or the Advisor and any other person duly authorized by the Fund’s Board of Trustees or by the Advisor to give Oral Instructions and Written Instructions on behalf of the Fund. An Authorized Person’s scope of authority may be limited by setting forth such limitation in a written document signed by both parties hereto.

(d)	“CEA” means the Commodities Exchange Act, as amended.

(e)	“Oral Instructions” mean oral instructions received by PFPC from an Authorized Person or from a person reasonably believed by PFPC to be an Authorized Person. PFPC may, in its sole discretion in each separate instance, consider and rely upon instructions it receives from an Authorized Person via electronic mail as Oral Instructions.

(f)	“SEC” means the Securities and Exchange Commission.

(g)	“Securities Laws” means the 1933 Act, the 1934 Act, the 1940 Act and the CEA.

(h)	“Shares” means the shares of beneficial interest of any series or class of the Fund.

(i)	“Written Instructions” mean (i) written instructions signed by an Authorized Person and received by PFPC or (ii) trade instructions transmitted (and received by PFPC) by means of an electronic transaction reporting system access to which requires use of a password or other authorized identifier. The instructions may be delivered electronically (with respect to sub-item (ii) above) or by hand, mail, tested telegram, cable, telex or facsimile sending device.

2.	Appointment. The Fund and the Advisor hereby appoint PFPC to provide administration and accounting services to each of the Fund’s Portfolios, in accordance with the terms set forth in this Agreement. PFPC accepts such appointment and agrees to continue to furnish such services.

3.	Compliance with Rules and Regulations.

PFPC undertakes to comply with all applicable requirements of the Securities Laws, and any laws, rules and regulations of governmental authorities having jurisdiction with respect to the duties to be performed by PFPC hereunder. Except as specifically set forth herein, PFPC assumes no responsibility for such compliance by the Fund, the Advisor or other entity.

4.	Instructions.

(a)	Unless otherwise provided in this Agreement, PFPC shall act only upon Oral Instructions or Written Instructions.

(b)	PFPC shall be entitled to rely upon any Oral Instruction or Written Instruction it receives from an Authorized Person (or from a person reasonably believed by PFPC to be an Authorized Person) pursuant to this Agreement. PFPC may assume that any Oral Instruction or Written Instruction received hereunder is not in any way inconsistent with the provisions of organizational documents or this Agreement or of any vote, resolution or proceeding of the Fund’s Board of Trustees or of the Fund’s shareholders, unless and until PFPC receives Written Instructions to the contrary.

(c)	Each of the Fund and the Advisor agrees to forward to PFPC Written Instructions confirming Oral Instructions (except where such Oral Instructions are given by PFPC or its affiliates) so that PFPC receives the Written Instructions by the close of business on the same day that such Oral Instructions are received. The fact that such confirming Written

Instructions are not received by PFPC or differ from the Oral Instructions shall in no way invalidate the transactions or enforceability of the transactions authorized by the Oral Instructions or PFPC’s ability to rely upon such Oral Instructions.

5.	Right to Receive Advice.

(a)	Advice of the Fund and/or the Advisor. If PFPC is in doubt as to any action it should or should not take, PFPC may request directions or advice, including Oral Instructions or Written Instructions, from the Fund and/or the Advisor.

(b)	Advice of Counsel. If PFPC shall be in doubt as to any question of law pertaining to any action it should or should not take, PFPC may request advice from counsel of its own choosing (who may be counsel for the Fund, the Advisor or PFPC, at the option of PFPC).

(c)	Conflicting Advice. In the event of a conflict between directions or advice or Oral Instructions or Written Instructions PFPC receives from the Fund and/or the Advisor and the advice PFPC receives from counsel, PFPC may rely upon and follow the advice of counsel.

(d)	Protection of PFPC. PFPC shall be indemnified by the Fund and the Advisor and without liability for any action PFPC takes or does not take in reliance upon directions or advice or Oral Instructions or Written Instructions PFPC receives from or on behalf of the Fund or from counsel and which PFPC believes, in good faith, to be consistent with those directions or advice and Oral Instructions or Written Instructions. Nothing

in this section shall be construed so as to impose an obligation upon PFPC (i) to seek such directions or advice or Oral Instructions or Written Instructions, or (ii) to act in accordance with such directions or advice or Oral Instructions or Written Instructions.

6.	Records; Visits.

(a)	The books and records pertaining to the Fund and the Portfolios which are in the possession or under the control of PFPC shall be the property of the Fund. Such books and records shall be prepared and maintained as required by the 1940 Act and other applicable securities laws, rules and regulations. The Fund, the Advisor and Authorized Persons shall have access to such books and records at all times during PFPC’s normal business hours. Upon the reasonable request of the Fund and/or the Advisor, copies of any such books and records shall be provided by PFPC to the Fund, the Advisor or to an Authorized Person, at the Advisor’s expense.

(b)	PFPC shall keep the following records:

(i)	all books and records with respect to each Portfolio’s books of account;

(ii)	records of each Portfolio’s securities transactions; and

(iii)	all other books and records as PFPC is required to maintain pursuant to Rule 31a-1 of the 1940 Act in connection with the services provided hereunder.

7.	Confidentiality. The parties shall keep confidential any information relating to another party’s business (“Confidential Information”). Confidential Information shall include (a) any data or information that is competitively sensitive material, and not generally known to the public, including, but not limited to, information about product plans, marketing strategies, finances, operations, customer relationships, customer profiles, customer lists, sales estimates, business plans, and internal performance results relating to the past, present or future business activities of the Fund or PFPC, their respective subsidiaries and affiliated companies; (b) any scientific or technical information, design, process, procedure, formula, or improvement that is commercially valuable and secret in the sense that its confidentiality affords the Fund or PFPC a competitive advantage over its competitors; (c) all confidential or proprietary concepts, documentation, reports, data, specifications, computer software, source code, object code, flow charts, databases, inventions, know-how, and trade secrets, whether or not patentable or copyrightable; and (d) anything designated as confidential. Notwithstanding the foregoing, information shall not be Confidential Information and shall not be subject to such confidentiality obligations if it: (a) is already known to the receiving party at the time it is obtained; (b) is or becomes publicly known or available through no wrongful act of the receiving party; (c) is rightfully received from a third party who, to the best of the receiving party’s knowledge, is not under a duty of confidentiality; (d) is released by the protected party to a third party without restriction; (e) is requested or required to be disclosed by the receiving party pursuant to a court order, subpoena, governmental or regulatory agency request or law (provided the receiving party will provide the other party written notice of the same, to the extent such notice is permitted); (f) is relevant to the defense of any claim or cause of action asserted against the receiving party;

(g) is necessary or desirable for PFPC to release such information in connection with the provision of services under this Agreement; or (h) has been or is independently developed or obtained by the receiving party.

8.	Liaison with Accountants. PFPC shall act as liaison with the Fund’s independent public accountants and shall provide account analyses, fiscal year summaries, and other audit-related schedules with respect to each Portfolio. PFPC shall take all reasonable action in the performance of its duties under this Agreement to assure that the necessary information is made available to such accountants for the expression of their opinion, as required by the Fund.

9.	PFPC System. PFPC shall retain title to and ownership of any and all data bases, computer programs, screen formats, report formats, interactive design techniques, derivative works, inventions, discoveries, patentable or copyrightable matters, concepts, expertise, patents, copyrights, trade secrets, and other related legal rights utilized by PFPC in connection with the services provided by PFPC pursuant to this Agreement.

10.	Disaster Recovery. PFPC shall enter into and shall maintain in effect with appropriate parties one or more agreements making reasonable provisions for emergency use of electronic data processing equipment to the extent appropriate equipment is available. In the event of equipment failures, PFPC shall, at no additional expense to the Fund or the Advisor, take reasonable steps to minimize service interruptions. PFPC shall have no liability with respect to the loss of data or service interruptions caused by equipment failure, provided such loss or interruption is not caused by PFPC’s own willful misfeasance, bad faith, gross negligence or reckless disregard of its duties or obligations under this Agreement.

11.	Compensation.

(a)	As compensation for services rendered by PFPC during the term of this Agreement, the Advisor will pay to PFPC a fee or fees as may be agreed to in writing by the Advisor and PFPC.

(b)	The Advisor hereby represents and warrants to PFPC that (i) the terms of this Agreement, (ii) the fees and expenses associated with this Agreement, and (iii) any benefits accruing to PFPC or to the Advisor or sponsor to the Fund in connection with this Agreement, including but not limited to any fee waivers, conversion cost reimbursements, up front payments, signing payments or periodic payments made or to be made by PFPC to such Advisor or sponsor or any affiliate of the Fund relating to this Agreement have been fully disclosed to the Board of Trustees of the Fund and that, if required by applicable law, such Board of Trustees has approved or will approve the terms of this Agreement, any such fees and expenses, and any such benefits.

12.	Indemnification. Each of the Advisor and the Fund, on behalf of each Portfolio, agree to indemnify, defend and hold harmless PFPC and its affiliates, including their respective officers, directors, agents and employees from all taxes, charges, expenses, assessments, claims and liabilities (including, without limitation, attorneys’ fees and disbursements and liabilities arising under the Securities Laws and any state and foreign securities and blue sky laws) arising directly or indirectly from any action or omission to act which PFPC takes in connection with the provision of services under this Agreement. Neither PFPC, nor any of its affiliates, shall be indemnified against any liability (or any expenses incident to such liability) caused by PFPC’s or its affiliates’ own willful misfeasance, bad faith, gross negligence or reckless disregard in the performance of PFPC’s activities under this Agreement. Any amounts payable by the Fund hereunder shall be satisfied only against the relevant Portfolio’s assets and not against the assets of any other investment portfolio of the Fund. The provisions of this Section 12 shall survive termination of this Agreement.

13.	Responsibility of PFPC.

(a)	PFPC shall be under no duty to take any action hereunder on behalf of the Advisor, the Fund or any Portfolio except as specifically set forth herein or as may be specifically agreed to by PFPC, the Advisor and the Fund in a written amendment hereto. PFPC shall be obligated to exercise care and diligence in the performance of its duties hereunder and to act in good faith in performing services provided for under this Agreement. PFPC shall be liable only for any damages arising out of PFPC’s failure to perform its duties under this Agreement to the extent such damages arise out of PFPC’s willful misfeasance, bad faith, gross negligence or reckless disregard of such duties.

(b)	Notwithstanding anything in this Agreement to the contrary, (i) PFPC shall not be liable for losses, delays, failure, errors, interruption or loss of data occurring directly or indirectly by reason of circumstances beyond its reasonable control, including without limitation acts of God; action or inaction of civil or military authority; public enemy; war; terrorism; riot; fire; flood; sabotage; epidemics; labor disputes; civil commotion; interruption, loss or malfunction of utilities, transportation, computer or communications capabilities; insurrection; elements of nature; or non-performance by a third party; and (ii) PFPC shall not be under any duty or obligation to inquire into and shall not be liable for the validity or invalidity, authority or lack thereof, or truthfulness or accuracy or lack thereof, of any instruction, direction, notice, instrument or other information which PFPC reasonably believes to be genuine.

(c)	Notwithstanding anything in this Agreement to the contrary, (i) neither PFPC nor its affiliates shall be liable for any consequential, special or indirect losses or damages, whether or not the likelihood of such losses or damages was known by PFPC or its affiliates and (ii) PFPC’s cumulative liability under this Agreement for all losses, claims, suits, controversies, breaches or damages for any cause whatsoever (including but not limited to those arising out of or related to this Agreement) and regardless of the form of action or legal theory shall not exceed the lesser of $100,000 or the fees received by PFPC for services provided hereunder during the 12 months immediately prior to the date of such loss or damage.

(d)	No party may assert a cause of action against PFPC or any of its affiliates that allegedly occurred more than 12 months immediately prior to the filing of the suit (or, if applicable, commencement of arbitration proceedings) alleging such cause of action.

(e)	The parties shall have a duty to mitigate damages for which another party may become responsible.

(f)	The provisions of this Section 13 shall survive termination of this Agreement.

(g)	Notwithstanding anything in this Agreement to the contrary, PFPC shall have no liability either for any error or omission of any of its predecessors as servicer on behalf of the Fund or Advisor or for any failure to discover any such error or omission.

14.	Description of Accounting Services on a Continuous Basis.

PFPC will perform the following accounting services with respect to each Portfolio:

(a)	Journalize investment, capital share and income and expense activities;

(b)	Record investment buy/sell trade tickets when received from the Advisor or sub-advisor for a Portfolio;

(c)	Maintain individual ledgers for investment securities;

(d)	Maintain book historical tax lots for each security;

(e)	Reconcile cash and investment balances of the Fund with the custodian, and provide the Advisor with the cash balance available for investment purposes;

(f)	Post to and prepare the Statement of Assets and Liabilities and the Statement of Operations;

(g)	Calculate various contractual expenses (e.g., advisory and custody fees);

(h)	Monitor the expense accruals and notify an officer of the Fund or the Advisor of any proposed adjustments;

(i)	Control disbursements and authorize such disbursements upon Written Instructions;

(j)	Calculate capital gains and losses;

(k)	Determine net income;

(l)	Obtain security market quotes from independent pricing services approved by the Advisor and as authorized by the Board of Trustees, or if such quotes are unavailable, then obtain such prices from the Advisor, and in either case calculate the market value of each Portfolio’s Investments in accordance with the valuation procedures of the Fund that have been provided to PFPC;

(m)	Provide the daily portfolio valuation to the Advisor;

(n)	Compute net asset value per share in accordance with the Fund’s registration statement and valuation procedures; and

(o)	As appropriate, compute yields, total return, expense ratios, portfolio turnover rate, and, if required, portfolio average dollar-weighted maturity.

15.	Description of Administration Services on a Continuous Basis. PFPC will perform the following administration services if required with respect to each portfolio:

(a)	Prepare quarterly broker security transactions summaries;

(b)	Prepare for execution and file the Fund’s Federal and state tax returns;

(c)	Prepare the Fund’s annual and semi-annual shareholder reports, Forms N-CSR and N-Q, and, with respect to Forms N-CSR and N-Q, coordinate with the Fund’s financial printer to make such filings with the SEC; and

(d)	Prepare and file with the SEC (or coordinate the filing of) Form N-SAR and Notices pursuant to Rule 24f-2.

16.	Description of Regulatory Administration Services on a Continuous Basis.

PFPC will perform the following regulatory administration services with respect to each Portfolio:

(a)	Prepare and coordinate with the Fund’s counsel the annual Post-Effective Amendments to the Fund’s registration statement (other than adding a new series or class), and coordinate with the Fund’s financial printer to make such filings with the SEC;

(b)	Assist in obtaining the fidelity bond and directors’ and officers’/errors and omissions insurance policies for the Fund in accordance with the requirements of Rules 17g-1 and 17d-1 (d) (7) under the 1940 Act as such bond and policies are approved by the Fund’s Board of Trustees;

(c)	File or coordinate with the financial printer the filing of the Fund’s fidelity bond with the SEC;

(d)	Prepare notices, agendas, and resolutions for quarterly Board meetings (other than to add a new series or class) and draft actions by written consent of the Board;

(e)	Coordinate the preparation, assembly and mailing of quarterly Board meeting materials;

(f)	Attend quarterly Board meetings, make presentations at such meetings as appropriate, and draft minutes of such meetings;

(g)	Maintain the Fund’s corporate calendar, listing various SEC filing and Board approval deadlines;

(h)	Mail to appropriate parties the personal securities transaction quarterly reporting forms under the Fund’s Code of Ethics pursuant to Rule 17j-1 under the 1940 Act;

(i)	Provide periodic updates on relevant regulatory events;

(j)	Provide compliance policies and procedures related to services provided by PFPC and, if mutually agreed, certain PFPC affiliates, summary procedures thereof and an annual certification letter; and

(k)	Provide such other regulatory administration services as the parties hereto may agree upon from time to time.

All regulatory administration services are subject to the review and approval of Fund counsel.

17.	Duration and Termination.

(a) This Agreement shall be effective on the date first written above and unless terminated pursuant to its terms shall continue for a period of two (2) years (the “Initial Term”).

(b) Upon the expiration of the Initial Term, this Agreement shall automatically renew for successive terms of two (2) years (“Renewal Terms”) each, unless the Fund, the Advisor or PFPC provides written notice to the other parties of its intent not to renew. Such notice must be received not less than ninety (90) days prior to the expiration of the Initial Term or the then current Renewal Term.

(c) In the event the Fund or the Advisor gives notice of termination, all expenses associated with movement (or duplication) of records and materials and conversion thereof to a successor accounting and administration services agent(s) (and any other service provider(s)), and all trailing expenses incurred by PFPC, will be borne by the Advisor.

18.	Notices. Notices shall be addressed (a) if to PFPC, at 301 Bellevue Parkway, Wilmington, Delaware 19809, Attention: President (or such other address as PFPC may inform the Fund in writing); (b) if to the Advisor, at 7501 Wisconsin Avenue, Bethesda, Maryland 20814, Attention: William Lane (or such other address as the Advisor may inform PFPC in writing) (c) if to the Fund, at the same address, Attention: William Lane (or such other address as the Fund may inform PFPC in writing) or (d) if to none of the foregoing, at such other address as shall have been given by like notice to the sender of any such notice or other communication by the other party. If notice is sent by confirming telegram, cable, telex or facsimile sending device, it shall be deemed to have been given immediately. If notice is sent by first-class mail, it shall be deemed to have been given three days after it has been mailed. If notice is sent by messenger, it shall be deemed to have been given on the day it is delivered.

19.	Amendments. This Agreement, or any term thereof, may be changed or waived only by written amendment, signed by the party against whom enforcement of such change or waiver is sought.

20.	Assignment. PFPC may assign its rights hereunder to any majority-owned direct or indirect subsidiary of PFPC or of The PNC Financial Services Group, Inc., provided that PFPC gives the Fund and the Advisor 30 days’ prior written notice of such assignment.

21.	Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

22.	Further Actions. Each party agrees to perform such further acts and execute such further documents as are necessary to effectuate the purposes hereof.

23.	Miscellaneous.

(a)	Notwithstanding anything in this Agreement to the contrary, the Fund agrees not to make any modifications to its registration statement or adopt any policies which would affect materially the obligations or responsibilities of PFPC hereunder without the prior written approval of PFPC, which approval shall not be unreasonably withheld or delayed.

(b)	Except as expressly provided in this Agreement, PFPC hereby disclaims all representations and warranties, express or implied, made to the Fund, the Advisor or any other person, including, without limitation, any warranties regarding quality, suitability, merchantability, fitness for a particular purpose or otherwise (irrespective of any course of dealing, custom or usage of trade), of any services or any goods provided incidental to services provided under this Agreement. PFPC disclaims any warranty of title or non-infringement except as otherwise set forth in this Agreement.

(c)	This Agreement embodies the entire agreement and understanding between the parties and supersedes all prior agreements (including the Superseded Agreement and Expired Agreement) and understandings relating to the subject matter hereof, provided that the parties may embody in one or more separate documents their agreement, if any, with respect to delegated duties. The captions in this Agreement are included for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect. Notwithstanding any provision hereof, the services of PFPC are not, nor shall they be, construed as constituting legal advice or the provision of legal services for or on behalf of the Fund or any other person.

(d)	The Fund and Advisor will provide such information and documentation as PFPC may reasonably request in connection with services provided by PFPC under this Agreement.

(e)	This Agreement shall be deemed to be a contract made in Delaware and governed by Delaware law, without regard to principles of conflicts of law.

(f)	If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

(g)	The facsimile signature of any party to this Agreement shall constitute the valid and binding execution hereof by such party.

(h)	To help the U.S. government fight the funding of terrorism and money laundering activities, U.S. Federal law requires each financial institution to obtain, verify, and record certain information that identifies each person who initially opens an account with that financial institution on or after October 1, 2003. Certain of PFPC’s affiliates are financial institutions, and PFPC may, as a matter of policy, request (or may have already requested) the Fund’s and the Advisor’s name, address and taxpayer identification number or other government-issued identification number, and, if such party is a natural person, that party’s date of birth. PFPC may also ask (and may have already asked) for additional identifying information, and PFPC may take steps (and may have already taken steps) to verify the authenticity and accuracy of these data elements.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day and year first above written.

PFPC INC.

By:
Name:	Neal J. Andrews
Title:	Senior Vice President

TORRAY L.L.C.

By:
Name:
Title:

THE TORRAY FUND

By:
Title:

EXHIBIT A

THIS EXHIBIT A, dated as of November 30, 2005 is Exhibit A to that certain Amended and Restated Administration Agreement by and among PFPC Inc., The Torray Fund and Torray L.L.C.

PORTFOLIOS

The Torray Fund

Torray Institutional Fund

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